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                                 Exhibit 10.8(c)

                              SEPARATION AGREEMENT

OGDEN CORPORATION (the "Company"), and PHILIP G. HUSBY (the "Executive") agree to enter into this SEPARATION AGREEMENT dated as of the 17th day of September, 1998 as follows:


1.       Resignation from Offices and Directorships.

Executive hereby tenders, and the Company accepts, his resignation from all his positions as an officer of the Company and of any of the Company's direct or indirect subsidiaries or affiliates, as a director of any of the Company's direct or indirect subsidiaries or affiliates, and as member of any of the Company's committees, effective as of September 17, 1998 (the "Resignation Date"). Executive agrees that his employment with the Company and the Company's direct or indirect subsidiaries or affiliates will terminate as of the Resignation Date.

2.       Cooperation.

During the period from the Resignation Date until December 31, 1998, Executive agrees to make himself reasonably available to assist his successor and cooperate with the Company in effecting a smooth transition of the management with respect to the duties and responsibilities which Executive performed for the Company and its direct and indirect subsidiaries and affiliates. Such assistance is to be rendered at the mutual convenience of the parties. Notwithstanding the foregoing, the Company expressly acknowledges and agrees that nothing contained in this Agreement or any other agreement between the parties shall restrict Executive from seeking, obtaining or commencing employment with another company as of the Resignation Date.

3.       Termination of Employment Agreement.

The parties agree that the Employment Agreement between Executive and the Company dated July 2, 1990 (the "Employment Agreement") will terminate as of the date of this Agreement, and shall be null and void and of no further force and effect and neither party shall have any further obligation to the other pursuant to the Employment Agreement, except as otherwise specifically provided in this Separation Agreement. Executive relinquishes and forever waives any and all rights in or claims that he now has or may have under the Employment Agreement. Executive represents that with the termination of the Employment Agreement he has no other present or future contract or agreement of employment with the Company, whether written or oral, express or implied.

4.       Separation Benefits.

In consideration for Executive's execution of this Separation Agreement and compliance with the terms and conditions contained herein, the Company shall provide Executive with the benefits described below:

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(a)   Compensation and Benefits Through December 31,1998. During the period beginning on the Resignation Date and ending on December 31, 1998, the Company shall continue to provide Executive with compensation and benefits at the same level as was in effect immediately prior to the date of this Agreement, provided that (i) Executive will not be entitled to receive any bonus payment for fiscal year 1998 and (ii) Executive will not be eligible for any cash distributions under the profit sharing plan. During such period, Executive also will continue to be entitled to use Company-provided business equipment and devices, including, but not limited to, e-mail, voicemail, computer equipment, and facsimile machines. In addition, Executive will continue to be entitled to use the company-provided telephone credit card until the end of such period and VTS travel services, provided that costs, unless for travel on behalf of the Company, will be paid by Executive.

(b) Salary Continuation. The Company shall pay Executive an amount equal to his base salary at the rate of $312,000.00 per year which would have been payable to him during the period beginning on January 1, 1999 and ending on June 30, 2002. Payments will be made at the same time and in the same manner as such base salary would have been paid if Executive had remained employed until June 30, 2002, unless Executive elects to accelerate the remaining payments in accordance with Section 4(k) below.

(c) Additional Payments. The Company shall pay Executive the gross amount of $822,500.00, reduced by federal, state and local withholding taxes. The amount payable under this Section 4(c) is calculated as 3.5 times $235,000.00, which amount is equal to the annual incentive bonus paid in 1998 to Executive for fiscal year 1997. Such gross amount shall be payable in four installments as follows unless Executive elects to accelerate the remaining payments in accordance with Section 4(k) below: (i) $235,000.00 payable on January 15, 1999; (ii) $235,000.00 payable on January 15, 2000;
      (iii) $235,000.00 payable on January 15, 2001; and (iv) $117,500.00 payable on January 15, 2002.

(d) Payment in lieu of 401(k) Plan Participation. The Company shall pay Executive the gross amount of $19,200.00, reduced by applicable federal, state and local withholding taxes. The amount payable under this Section 4(d) is equal to 4 times $4,800.00, the maximum amount of the company matching contributions which can be allocated to his account under the Ogden 401(k) Plan for the 1998 plan year. Such amount shall be paid in a single lump sum cash payment on January 15, 1999.

(e) Medical and Dental Benefits. The Company will continue for Executive, his spouse, and his eligible dependent children (as defined as dependents under the relevant plans, programs or arrangements), all medical, dental, and prescription drug, plans, programs or arrangements, whether group or individual, in which Executive was participating immediately prior to the Resignation Date, as follows:

         (i) The Company will provide such continued medical, dental, and prescription drug coverage until the earliest of (A) June 30, 2002, (B) Executive's death (provided that benefits payable to his spouse and dependents shall not terminate upon his death), or (C) with respect to any particular benefit coverage, the date Executive first becomes eligible for such particular coverage offered by a subsequent employer. Executive's

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                  cost for such coverage will be the same as the cost charged to senior executives of the Company who are provided with similar coverages.

         (ii) Upon Executive's death, his surviving spouse, and any eligible dependent children shall have the right to continue the medical, dental, and prescription drug coverages in effect on the date of his death until the earlier of June 30, 2002 or the date his surviving spouse becomes eligible for other employer-provided group health coverage. The cost for such continued coverage will be the same as the cost charged to senior executives of the Company who are provided with similar coverages for spouses and dependent children.

         (iii) The Company reserves the right to change, modify, or discontinue medical, dental, and prescription drug, plans, programs or arrangements on a consistent and non-discriminatory basis applicable to all senior executives. In such case, Executive shall have the right to participate in any successor plan, program or arrangement. In the event that Executive's participation in any such plan, program, or arrangement of the Company is prohibited, the Company will arrange to provide Executive with benefits substantially similar to those provided under such plan, program, or arrangement. The cost for such continued coverage will be the same as the cost charged to senior executives of the Company who are provided with similar coverages.

         (iv) At the end of the continued coverage period, Executive, his spouse, and dependents, if then eligible, may elect to continue such coverages at Executive's expense in accordance with the group health continuation requirements of COBRA.

(f) Life Insurance. Subject to Executive's provision of satisfactory evidence of insurability for Executive and his spouse pursuant to the same standard of insurability applicable to senior executives eligible for such coverage, the Company completely at its expense will continue for Executive, his spouse, and his dependents, all life insurance plans, programs or arrangements, whether group or individual, in which Executive was participating immediately prior to the Resignation Date. Such coverage shall remain in effect until the earliest of (A) June 30, 2002, (B) Executive's death, or (C) the date Executive first becomes eligible for life insurance coverage offered by a subsequent employer. The Company reserves the right to change, modify, or discontinue such plans, programs or arrangements on a consistent and non-discriminatory basis applicable to all senior executives. In the event that Executive's participation in any such plan, program, or arrangement of the Company is prohibited, the Company will arrange to provide Executive with benefits substantially similar to those provided under such plan, program, or arrangement. The cost for such continued coverage will be the same as the cost charged to senior executives of the Company who are provided with similar coverages.

(g) Ogden Executive Pension Plan. Executive may elect to have payment of his pension benefit under the Ogden Executive Pension Plan as of any of the following dates (1) January 15, 1999; (2) the date on which accelerated payment of Executive's salary continuation is made pursuant to Executive's acceleration election under Section 4(k) in connection with Executive's commencement of new employment or a change in control; or (3) June 30, 2002.

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         Executive's pension benefit shall be determined as follows:

         (i) In the event that Executive elects to have payment made on January 15, 1999, the amount of pension benefit shall be determined in accordance with the terms of the Executive Pension Plan as in effect on the Resignation Date as if he had continued in active employment until December 31, 1998 and had continued to accrue credited service until December 31, 1998.

         (ii) If Executive elects to receive accelerated payment of his salary continuation pursuant to Section 4(k), then Executive's accrual of credited service will be determined as follows:

                  (A) if Executive's acceleration election is made in connection with new employment, the accrual of credited service will end as of the date on which accelerated payment of Executive's salary continuation is made regardless of whether Executive elects to defer payment of the pension benefit; and

                  (B) if Executive's acceleration election is made in connection with a Change in Control (as defined in Appendix A attached hereto), the accrual of credited service will continue until June 30, 2002 regardless of when Executive elects to receive payment of the pension benefit.

         (ii) If Executive does not elect accelerated payment of his salary continuation, Executive will accrue credited service until June 30, 2002.

         (iii) The pension benefit shall be computed by including the payment made pursuant to Section 4(b) and (c) above.

         (v) The calculation of the amount of pension benefits payable under this Section 4(g) will be made by the Hewitt Associates, the actuaries for the Company's tax-qualified defined benefit retirement plan.

(h) Ogden Select Plan. For purposes of the Ogden Select Plan, Executive will be considered to have terminated employment on the date on which the Company makes the final salary continuation payment under Section 4(b) above.

(i) Stock Options. Stock options granted to Executive under the Ogden Corporation Stock Option Plan shall be treated as follows:

         (i) Such options shall continue to vest during the period from the Resignation Date until the date on which the Company makes the final salary continuation payment under Section 4(b) above; and

         (ii) Each such option shall continue to be exercisable by Executive until the earlier of (A) the last day of the one-year period beginning on the date on which the Company makes

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                  the final salary continuation payment under Section 4(b) above or (B) the date any such option expires by its terms.

(j) Outplacement Services. The Company at its expense will provide Executive with executive-level outplacement services during the 18-month period beginning on the date of this Separation Agreement at an agency selected by the Company and accepted by Executive.

(k) Acceleration of Payment. In the event that (i) Executive commences employment with a new employer or becomes self-employed on a bona fide basis as part of either a corporate entity or partnership or (ii) a "Change in Control" of the Company (as defined in Appendix A of this Separation Agreement) occurs, then the Executive may elect to have the remaining balance of any amounts payable to Executive under Section 4(b) and 4(c) and his pension benefit under 4(g) above shall be paid to Executive in a single lump sum within 15 business days after Executive notifies the Company that he has commenced new employment or becomes self-employed or the date of such Change in Control, as applicable.

5.        Expenses.

         The Company shall promptly reimburse Executive for all outstanding but unpaid business expenses incurred by Executive prior to the Resignation Date.

6.       Death or Total Disability.

In the event of Executive's death or total disability (within the meaning of the Company's long-term disability benefits plan), at any time, Executive (or Executive's estate, designated beneficiary, or legal representative) will continue to be entitled to the compensation and benefits described in Section 4 of this Separation Agreement.

7. General Release of Claims Against the Company and Other Released Parties.

Executive knowingly and voluntarily releases and forever discharges the Company and any and all of the Company's partners, affiliates, owners, agents, officers, directors, employees, successors and assigns, and all related persons, individually and in their official capacities (hereinafter collectively referred to as the "Released Parties"), of and from any and all claims, known and unknown, that Executive, his heirs, executors, administrators, successors, and assigns, have or may have as of the date of execution of this Separation Agreement, including, but not limited to, any alleged violation of:

       X            The National Labor Relations Act;
       X            Title VII of the Civil Rights Act of 1964;
       X            Sections 1981 through 1988 of Title 42 of the United States
                     Code;
       X            The Employee Retirement Income Security Act of 1974;
       X            The Age Discrimination in Employment Act of 1967;
       X            The Immigration Reform and Control Act;
       X            The Americans with Disabilities Act of 1990;
       X            The Fair Labor Standards Act;
       X            The Occupational Safety and Health Act;
       X            The Family and Medical Leave Act of 1993;

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       X            The New York Human Rights Law;
       X            The New York Labor Law;
       X            The New York Equal Rights Law Section 40-c et seq.;
       X            The New York Minimum Wage Law;
       X            The New York Equal Pay Law;
       X            The New York City Administrative Code, Title 8;
       X            any other federal, state or local civil or human rights law or any other local, state or federal law, regulation or
                     ordinance;
       X            any public policy, contract, tort, or common law; or
       X            any allegation for costs, fees, or other expenses including attorneys' fees incurred in these matters.

8.       Release of Claims Against Executive.

The Company, and its direct or indirect subsidiaries and affiliates (the "Ogden Group"), voluntarily releases and forever discharges Executive of and from any and all actions or causes of action, suits, claims, debts, charges, complaints, contracts (whether oral or written, express or implied from any source) and promises whatsoever, in law or equity, that the Ogden Group, has or may have, upon or by reason of any matter, cause or thing whatsoever, and any statutory, tort and/or contract claim as of the date of this Separation Agreement based upon any act or event occurring before the effective date of this Separation Agreement including, without limitation, any claim arising out of Executive's employment by the Ogden Group and his ownership of the shares in CODAD; provided, however, that if any member of the Ogden Group did not have knowledge prior to the effective date of this Separation Agreement of any action or event, the release and discharge set forth in this section shall not apply with respect to such action or event to the extent that Executive's actions are found to constitute fraud, willful misconduct or violation of law.

9.       Indemnification of Executive.

Executive will continue to be indemnified with respect to any actions taken or omissions occurring while he was an employee of the Ogden Group (a) by any indemnity provisions contained in the Company's Restated Certificate of Incorporation and By-Laws or any applicable resolutions of the Company's Board of Directors immediately prior to the Resignation Date and (b) by any directors and officers insurance maintained by the Company or any other applicable agreement in effect as of the Resignation Date.

10.      CODAD Stock.

(a) Executive agrees to execute a Power of Attorney in the form attached as Exhibit A hereto and any other documentation provided to Executive by the Company necessary to transfer title in all shares of CODAD held in his name to the Company or such other entity as may be designated by the Company. Executive agrees that no consideration is payable for such transfer.

(b) The Company will indemnify and hold harmless Executive against any and all actions or causes of action, or suits brought against Executive based upon or arising out of his ownership of the CODAD Stock.

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11.      Survival of Restrictive Covenants Under Employment Agreement.

Notwithstanding anything in this Separation Agreement to the contrary, Executive and the Company agree that (a) the restrictive covenant with respect to trade secrets set forth in Section 12 of the Employment Agreement shall remain in full force and effect, (b) the restrictive covenant with respect to the Company's customer list set forth in Section 13 of the Employment Agreement shall remain in full force and effect until December 31, 2003 at which time such covenant shall terminate, and (c) the enforcement provisions set forth in Section 15 of the Employment Agreement shall remain in full force and effect. The parties agree that the limited covenant not to compete set forth in Section 14 of the Employment Agreement shall not be applicable to Executive on or after the Resignation Date.

12.      Breach of Agreement.

By signing this Separation Agreement, Executive is providing a complete waiver of all claims that may have arisen, whether known or unknown, up until the time that this Separation Agreement is executed. If Executive breaches this Separation Agreement by filing a claim against the Released Parties arising out of any claim arising as of the Resignation Date other than a claim to enforce the provisions of this Separation Agreement, Executive agrees to pay all legal fees and costs incurred by the Released Parties in the event that such action is dismissed as a matter of law. Notwithstanding the foregoing, nothing herein shall preclude Executive from commencing an action against any of the Released Parties for acts committed following the Resignation Date.

13.      Withholding of Taxes.

The Company may withhold from any compensation and benefits payable under this Separation Agreement all applicable federal, state, local, or other withholding taxes.

14.      Non-Disclosure.

Executive agrees that he will not disclose the existence or terms of this Separation Agreement to any third party other than his immediate family, attorney, accountants, or other consultants or advisors, except as may be required by law. The Company agrees that it will not disclose the existence or terms of this Separation Agreement to any third party other than its attorneys, accountants, or other consultants or advisors and such of directors and/or officers of any of the Released Parties as the Company reasonably determines necessary, except as may be required by law.

15.      Nonadmission of Wrongdoing.

The parties understand and agree that neither the making of this Separation Agreement nor anything contained herein shall in any way be construed or considered as an admission on the part of any of the parties regarding any liability, wrongdoing, or unlawful conduct of any kind. The parties further understand and agree that Executive's resignation from his offices, directorships and memberships, and termination of employment, in accordance with the terms of this Separation Agreement has occurred for reasons other than cause.

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16.  Successors and Assignment.

(a) Company Successor. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company, by agreement in form and substance satisfactory to Executive, expressly to assume and agree to perform this Separation Agreement in the same manner and to the same extent as the Company would be required to perform it if no such succession had taken place. As used in this Agreement, the term "the Company" shall mean the Company as defined in the first sentence of this Agreement and any successor to all or substantially all its business or assets or which otherwise becomes bound by all the terms and provisions of this Separation Agreement, whether by the terms hereof, by operation of law or otherwise.

(b) Executive's Successor. This Separation Agreement shall inure to the benefit of and be enforceable by Executive and his personal or legal representatives and successors in interest under this Separation Agreement.

(c) Assignment by Executive. The rights and benefits of Executive under this Separation Agreement are personal to him and no such right or benefit shall be subject to voluntary or involuntary alienation, assignment or transfer; provided, however, that nothing in this Section 16 shall preclude Executive from designating a beneficiary or beneficiaries to receive any benefit payable on his death.

17.      Governing Law.

This Separation Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be performed in that State, without regard to its conflict of laws provisions. The parties consent to the exclusive jurisdiction of the state and Federal courts within New York County, New York in connection with any controversy or claim arising out of Executive's employment or arising under this Separation Agreement.

18.      Separability.

If any provision of the Separation Agreement is deemed legally or factually invalid or unenforceable to any extent or in any application, then the remainder of the provision and the Separation Agreement, except to such extent or in such application, shall not be affected, and each and every provision of the Separation Agreement shall be valid and enforceable to the fullest extent and in the broadest application permitted by law.

19.      Miscellaneous.

(a) Entire Agreement; Amendment. This Separation Agreement shall supersede the Employment Agreement and any and all existing oral or written agreements, representations, or warranties between Executive and the Company or any of the Released Parties. It may not be amended except by a written agreement signed by both parties and shall be binding on the parties and their legal representatives, heirs, successors and assigns.

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(b)      Waiver. The failure of a party to insist upon strict adherence to any term of this Separation Agreement on any occasion shall not be considered a waiver thereof or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Separation Agreement.

(c) Headings. Section headings are used herein for convenience of reference only and shall not affect the meaning of any provision of this Separation Agreement.

(d) Counterparts. This Separation Agreement may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, and such counterparts will together constitute but one Agreement.

Since Executive's execution of this Separation Agreement releases the Company and the other Released Parties from all claims Executive may have, Executive should review this carefully before signing it. Executive acknowledges that he has had at least twenty-one (21) days to consider its meaning and effect and to determine whether he wishes to enter into it. During that time, Executive is advised to consult with anyone of his choosing, including an attorney, prior to executing this Separation Agreement.

Once Executive has signed this Separation Agreement, he may choose to revoke his execution within seven (7) days. Any revocation of this Separation Agreement must be in writing and personally delivered to Alane Baranello at Ogden Corporation, Two Pennsylvania Plaza, New York, New York 10121, or if mailed, postmarked within seven (7) days of the date upon which it was signed by him. The Company will not make any payments pursuant to this Separation Agreement until after the seven (7) day period expires.

IN WITNESS WHEREOF, the parties hereto have duly executed this Separation Agreement as of the day and year first above written.

                                  OGDEN CORPORATION



                                  By: /s/ Alane Baranello
                                      --------------------

                                  Name: Alane Baranello


                                  Title: V.P. Human Resources


                                  EXECUTIVE



                                              /s/ Philip G. Husby
                                              -------------------
                                                  Philip G. Husby


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                                   APPENDIX A

                         DEFINITION OF CHANGE IN CONTROL


The following definition of "Change in Control" shall apply for purposes of
Section 4(k) of the Separation Agreement:

Change in Control. A "Change in Control" of the Company shall be deemed to have occurred as of the first day any one or more of the following conditions shall have been satisfied:

(a) Any person, or more than one person acting as a group (within the meaning of the Securities Exchange Act of 1934), other than a trustee or other fiduciary holding securities under an employee benefit plan sponsored by the Company, becomes the beneficial owner, directly or indirectly, of securities of the Company, representing more than twenty-five percent (25%) of the combined voting power of the Company's then outstanding securities;

(b) Individuals who, as of May 20, 1998, constitute the Board of Directors of the Company (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to May 20, 1998, whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board; or

(c) The stockholders of the Company approve: (i) a plan of complete liquidation of the Company; or (ii) an agreement for the sale or disposition of all or substantially all the Company's assets; or (iii) a merger, consolidation, or reorganization of the Company with or involving any other corporation, other than a merger, consolidation, or reorganization that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least seventy-five percent (75%) of the combined voting power of the voting securities of the Company (or such surviving entity) outstanding immediately after such merger, consolidation, or reorganization.